Exhibit 10.3

CONFIDENTIAL

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

ASSET PURCHASE AND LICENSE AGREEMENT

BY AND AMONG

3M COMPANY, 3M INNOVATIVE PROPERTIES COMPANY,

AND COLEY PHARMACEUTICAL GROUP, INC.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ASSET PURCHASE AND LICENSE AGREEMENT

THIS AGREEMENT, made this 8th of June, 2007, (“Signing Date”) by and among 3M COMPANY (hereinafter “3M”), 3M INNOVATIVE PROPERTIES COMPANY (hereinafter “3M IPC”), Delaware corporations having offices at 3M Center, St. Paul, Minnesota 55144, USA and COLEY PHARMACEUTICAL GROUP, INC. a Delaware corporation having its address at 93 Worcester Street, Suite 101, Wellesley, MA 02481 USA (hereinafter “COLEY”). 3M IPC is a wholly owned subsidiary of 3M. Hereinafter a reference to “3M” or “COLEY” shall include their respective Affiliates where performance would be expected from or required by an Affiliate.

WITNESSETH:

WHEREAS, 3M has conducted extensive research and development in the area of small-molecule immune response modifier compounds and other small molecule compounds, some of which act by stimulating basic immune cell receptors known as toll-like receptors (TLRs) 7 and/or 8, for possible treatment of various conditions, including, for example, cancers, viral, bacterial, and fungal infections, inflammatory diseases such as asthma and allergic rhinitis, autoimmune diseases, wound-healing, photoaged skin, scar-reduction, as well as being useful as Vaccine Adjuvants (as defined below).

WHEREAS, 3M has discovered and tested many thousands of such compounds, and has conducted preclinical and, in some cases, clinical testing on a number of them, such as imiquimod, the active drug in 3M’s Aldara™ topical cream product, and others designated [***] and others.

WHEREAS, 3M has already entered into transactions conveying some or all rights in [***] to third parties, but still retains rights to the remaining compounds for most uses.

AND WHEREAS, 3M and 3M IPC wish to sell and license, and COLEY wishes to purchase and license the rights set forth herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

NOW, THEREFORE, in consideration of the foregoing premises and mutual promises set forth in this Agreement, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

The terms defined in Article 1 shall have the following meanings (applicable both to the singular and the plural forms):

“3M Compound(s)” means any compound that is covered by an Existing Claim within any of the patent families identified as the “Compound Cases” in the Assigned Patent Rights and Licensed Patent Rights including any prodrug or any hydrate, solvate, conjugate, salt, ester, stereoisomer or polymorph of such compound or prodrug, or otherwise provided to Coley by 3M as a Tangible Asset under this Agreement, other than Excluded 3M Compounds. Provided, however, that 3M Compound(s) does not include (i) metabolites of, or compounds used as intermediates for making, compounds that otherwise do not constitute 3M Compounds, and (ii) the conjugation compounds identified as [***] for use as Vaccine Adjuvants.

“Affiliate” means with respect to any of the Parties to this Agreement, any person, firm, trust, corporation, company or other entity or combination thereof, whether now existing or created in the future, that directly or indirectly (a) owns or controls said Party, (b) is owned or controlled by said Party or (c) is under common ownership or control with said Party. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if any person, firm, trust, corporation, company or other entity or combination thereof owns, either of record or beneficially, fifty percent (50%) or more of the voting stock of any Party.

“Assigned Agreements” means the agreements listed on Schedule A.

“Assigned Patent Rights”. means the Patent Rights listed on Schedule B-1.

“Closing” and “Closing Date” shall be as set forth in Section 2.2.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Excluded 3M Compound(s)” means [***].

“Excluded Field” has the meaning set forth in the definition of the term “Field” below.

“Existing Claim” means a claim of (i) an issued and unexpired patent, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been cancelled, withdrawn or abandoned, provided, however, that if a claim of a pending patent application shall not have issued within five (5) years after the earliest filing date from which such claim takes priority, such claim shall not constitute an Existing Claim for the purposes of this Agreement unless and until a patent issues with such claim.

“Field” means the diagnosis, treatment, mitigation, or prevention of any disease or condition in humans or animals, other than uses that are within the “Excluded Fields.” The Excluded Fields are:

(1)	[***];

(2)	[***];

(3)	[***]; and

(4)	any use of the 3M Compounds as a Vaccine Adjuvant.

“First Commercial Sale” means the first sale of a Product by COLEY, a Sublicensee of COLEY, or one of their respective Affiliates, to a third party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Issued Patents” has the meaning provided in the definition of the term “Patent Rights” below.

“Know-How” means all non-public data and information owned by, used by or licensed to 3M, or its Affiliates, existing on the Closing Date and contained in the items described on Schedule D, including all processes, methods, compounds, regulatory and clinical information, formulae, pharmacophores, discoveries, developments, designs, techniques, improvements, trade secrets, molecules, know-how, specifications, inventions, assays and other research tools, and other scientific or technical data or information conceived, memorialized, developed and/or reduced to practice, set forth therein.

“Licensed Patent Rights” means the Patent Rights listed on Schedule C.

“Major Market Country” means the United States, Great Britain, Germany, France, Italy, Spain, India, Japan and China.

“Net Sales” shall mean, for any period, COLEY and COLEY Affiliates’ gross invoiced sales for such period, less (i) promotional allowances, rebates, pre-bates, administrative fees, profit share payments, quantity and cash discounts, and other customary discounts to customers, wholesalers, distributors, buying groups or health care insurance carriers, (ii) excise, sales and other consumption taxes, value added taxes, taxes and duties paid, absorbed or allowed which are directly related to the sale, (iii) the amount of charge backs, and amounts repaid or credited by reason of rejections, allowances, billing errors, rejected goods, recalls, damages or returns of goods, or because of retroactive price adjustments, (iv) freight and insurance costs, and (v) discounts or rebates or other payments required by law to be made under governmental special medical assistance programs, all determined in accordance with United States generally accepted accounting principles consistently applied. If COLEY or a COLEY Affiliate sells any Product in a non-arms-length transaction, then the gross invoiced sales amount shall be equitably adjusted by COLEY as necessary to make it equivalent to an arms-length price.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Patent Rights” means (i) issued and existing letters patent, U.S. and foreign, including extensions (whether arising from patent or regulatory law), supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof (“Issued Patents”); and (ii) pending patent applications, U.S. and foreign (including any continuation, divisional, reissues, continuation-in-part or division thereof, or any substitute application therefor or equivalent thereof) on which a patent application may be filed, and all Issued Patents arising therefrom. For avoidance of doubt, it is understood that Patent Rights in family [***] are not included even though they claim common priority with [***]

“Parties” means COLEY, 3M, their permitted assignees, and as the context requires, 3M IPC; and a “PARTY” means individually COLEY, 3M, their permitted assignees and/or 3M IPC, as the context requires.

“Product” means a product, the manufacture, use or sale of which in a particular country, or the importation of which into a particular country, is covered by an Existing Claim within the Licensed Patent Rights or Assigned Patent Rights and/or contains a 3M Compound.

“Purchased Assets” means the Assigned Patent Rights, Assigned Agreements, Tangible Assets, and transferred Regulatory Filings.

“Regulatory Filings” means the items listed on Schedule E.

“Royalty Term” has the meaning provided in Section 4.3.

“Tangible Assets” means the items listed on Schedule F.

“Topical Field” has the meaning provided in the definition of the term “Field” above.

“Third Party” means a party other than COLEY, 3M, 3M IPC, RIKER or any of their respective Affiliates.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Vaccine Adjuvant” means a compound which is used to induce, augment, fine-tune, enhance, or desensitize an antigen-specific immune response to an antigen contained in a vaccine or generated by a DNA vaccine for the therapeutic treatment of an existing disease or prophylactic use as protection against future disease (including desensitization to allergens). The antigen and the vaccine adjuvant may be admixed, delivered simultaneously, conjugated, or delivered separately, provided however, that the separate administration of the antigen and vaccine adjuvant is (a) limited to the topical (dermal or mucosal) or intradermal routes of administration and (b) must be administered within 48 hours at substantially the same site and (c) labeled as such by the applicable regulatory authority. For avoidance of doubt, aside from vaccination through the topical and intradermal routes, the antigen and the vaccine adjuvant must be co-formulated (including the use of dual barrel syringes or tamper-proof kits for co-formulation prior to injection) and co-administered. The antigen may not be administered intra-tumorally and may not be administered more than once in any four (4) week period. When the antigen and the vaccine adjuvant are admixed, delivered simultaneously, conjugated or delivered separately, except in the case of topical or intradermal administration, the maximum dose for the vaccine adjuvant shall not be unreasonably in excess of an adjuvant dose for the purpose of enhancing immune response to the vaccine antigen and shall not be for the purpose of effecting an immune response independent of the vaccine. Any administration of the vaccine adjuvant and the antigen may include other adjuvant compounds and pharmaceutical formulations such as nanoparticles, microparticles, liposomes, or emulsions. For example, applying resiquimod gel topically as an adjuvant at the site of and in conjunction with topical or intradermal vaccination (within 48 hours) would be a Vaccine Adjuvant. Also for avoidance of doubt, vaccine adjuvants may be used with any and all types of antigens, including DNA vaccines, allergens for desensitization, and patient-derived antigens that are removed and processed with dendritic cells and administered as a vaccine, but not a patient’s endogenous disease antigens residing within the body or non-tumor cells derived from the body.

“Vaccine Adjuvant Patents” means the patents and applications listed on Schedule H.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 2. CLOSING

2.1 Mutual Cooperation. Each Party shall use good faith reasonable efforts to cooperate with the other Party in overcoming any objection raised by any government authority regarding the legality of the transaction proposed herein, including, if required by federal or state antitrust authorities, each Party promptly taking all reasonable steps to secure government antitrust clearance. Each Party shall cooperate in good faith at its own cost with any government investigation regarding the legality of the transaction proposed herein and promptly produce documents, witnesses, and information demanded by a request for documents and witnesses if requested by the governmental authority; provided, however, that nothing herein shall require either Party to make any changes to this Agreement that would materially affect the value of the Agreement to a Party.

2.2 Closing Date and Location. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets shall take place at a closing (the “Closing”) no later than June 29, 2007, at a location or in a manner agreeable to 3M and COLEY or at such other date as 3M and COLEY may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date” with the Closing effective as of 12:01 a.m. on the Closing Date).

2.3 Conditions to Closing. The Parties agree to be bound by the terms and conditions of this Agreement as of the Effective Date, but the rights and obligations of the Parties shall be subject to the following closing conditions: (i) the representations and warranties of the Parties shall have been true and correct in all material respects when made and shall be true and correct in all respects on and as of the Closing Date, and each Party shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date, and (ii) no actions or proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted by a Third Party and not settled or otherwise terminated.

ARTICLE 3. TRANSFER OF RIGHTS AND ASSETS

3.1 Assigned Patent Rights. Subject to the terms of this Agreement, 3M and 3M IPC shall assign their entire right, title and interest in the Assigned Patent Rights to COLEY and, for avoidance of doubt, 3M shall retain no right to license, assign or otherwise exploit, develop or commercialize any of the 3M Compounds as active pharmaceutical ingredient (as opposed to intermediates) for any use outside the Field, including specifically any use as

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Vaccine Adjuvant or as a component of a vaccine. Such assignment shall be evidenced by delivery of the attached Schedule B Patents Assignment at Closing. 3M IPC shall deliver the patent files relating to the Assigned Patent Rights to COLEY or COLEY’s selected outside patent firm prior to or on the Closing Date, from which time COLEY shall assume full responsibility and bear all costs for the further filing, prosecution, maintenance, defense, and enforcement of the Assigned Patent Rights. Such patent files shall contain and include all applications, patents, correspondence with patent offices, legal memoranda and opinions, correspondence with patent agents as kept in such files in the normal course of 3M IPC’s practice.

3.2 Assigned Agreements. 3M and 3M IPC shall as of the Closing Date assign, and COLEY shall accept, all of their rights and obligations under the Assigned Agreements. The Parties shall provide each other reasonable cooperation in efforts to transfer such rights and obligations under the Assigned Agreements. In the event, any material rights and obligations under such agreements are not assignable despite reasonable efforts to do so, the Parties shall cooperate to the extent reasonably practical to provide COLEY the effective rights and obligations thereunder. Further, subject to the written approval of both Parties, such approval not be unreasonably withheld, in the six months following Closing, other agreements which are useful to develop or commercialize the Products in the Field which are available for assignment, they will be assigned to COLEY and added to the list of Assigned Agreements on Schedule A. Further, in the event that an Assigned Agreement relates to subject matter outside the Field the rights and obligations shall be deemed assigned only commensurate in scope with the Field.

3.3 Regulatory Filings. Subject to the terms of this agreement, 3m and 3M IPC shall, and hereby do, assign their entire right, title and interest in the Regulatory Filings to COLEY. Promptly following the Closing Date, 3M will assign and transfer all of its right, title and interest in and to the Regulatory Filings to COLEY, or, if such assignment is not permitted, 3M shall provide access and a right of reference under the Regulatory Filings to COLEY, and shall promptly take such other measures as are reasonably requested by COLEY in order for COLEY to obtain substantially all of the rights and benefits of such Regulatory Filings as if they were fully assigned to COLEY hereunder.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.4 Tangible Assets. 3M and 3M IPC will deliver an executed Bill of Sale on the Closing Date and will delivery the Tangible Assets on the Closing Date or within ten (10) business days thereafter (unless later delivery or other arrangements are indicated on Schedule F). It is understood that Tangible Assets and Know-How reflected therein, may be provided in the form of copies and that 3M and 3M IPC may retain copies as set forth in Section 3.8. Further, subject to the written approval of both Parties, such approval not be unreasonably withheld, in the six months following Closing, other assets and items may be added to the list of Tangible Assets on Schedule F which are useful to develop or commercialize the Products in the Field and if the relevant tangible asset is available, it would be provided to COLEY.

3.5. License Grants by 3M. 3M, 3M IPC and their Affiliates hereby grant to COLEY, as of the Closing Date:

3.5.1 a royalty-bearing, exclusive license, with right to sublicense through one or more tiers, under the Licensed Patent Rights to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import and have imported Products in the Field. Provided, such license does not include any rights under family [***] for any products not containing 3M Compounds.

3.5.2 a royalty-bearing, exclusive license, with right to sublicense through one or more tiers, under the Know-How, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import and have imported Products in the Field and a nonexclusive license to any other know-how existing on the Closing Date and provided to Coley which is useful to develop or commercialize the Products in the Field. 3M will provide such other know-how to Coley after Closing only to the extent it is readily available or accessible to 3M, but, for the avoidance of doubt, 3M is not obligated to develop or transfer any know-how which is not pre-existing or readily available or accessible to 3M.

3.6 License Grant Back from COLEY. Once the Assigned Patent Rights are transferred pursuant to Section 3.1, COLEY hereby grants back to 3M IPC, as of the Closing Date, a permanent and irrevocable, fully paid, royalty-free, exclusive license, with right to sublicense, under the Assigned Patent Rights, to make, use, sell, offer for sale, and import products not containing the 3M Compounds as an active pharmaceutical ingredient outside the Field.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.7 Post-Closing Cooperation. 3M and 3M IPC will, at COLEY’s request and expense for any filing fees or other external out-of-pocket costs, take all such other and further acts and execute, acknowledge and deliver all instruments of conveyance, assignment, transfer, consent and assumption as COLEY may reasonably request to confirm the conveyance and transfer to COLEY of any of the rights or assets conveyed or transferred hereunder.

3.8 Retention of Certain Records. It is understood and agreed that 3M reserves the right to retain copies of written records related to the Purchased Assets as required by law or as reasonably necessary for use outside the Field or in connection with defending any claims, losses, causes of action or lawsuits, including those related to the sale of the Purchased Assets by 3M, and for the purpose of preparing any tax returns or financial statements or reports. Use and disclosure of any such information shall be subject to the terms and conditions of this Agreement, including without limitation, Section 6.1.

3.9 No Implied Licenses. Except as expressly set forth in this Agreement, no right, license or immunity from suit under any Patent Rights, trademark, or other proprietary rights is granted by either Party or any of its Affiliates pursuant to this Agreement.

3.10 Post-Closing Liabilities. Unless otherwise provided in this Agreement or expressly agreed in writing by the Parties, any formal written legal claims pending or asserted, and any actual liabilities incurred (whether such liabilities were formally asserted, known or unknown prior to the Closing Date) in connection with the Purchased Assets the Licensed Patent Rights and Know-How, existing prior to the Closing Date shall be the responsibility of 3M and 3M IPC, and those that are incurred on or after the Closing Date shall be the responsibility of COLEY. For avoidance of doubt, with regard to any liabilities or obligations under Assigned Agreements, 3M shall only be responsible for payments owed or incurred prior to the Closing Date and COLEY shall have liability for all other obligations arising under such Assigned Agreements.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.11 Covenant. 3M and its Affiliates will not market, nor assign, license or otherwise transfer any rights to the Vaccine Adjuvant Patents to a Third Party to market any product containing a compound claimed under the Compound Cases of the Vaccine Adjuvant Patents for any use other than as a Vaccine Adjuvant.

ARTICLE 4. PAYMENTS

4.1 Upfront Payments. COLEY shall be obligated, unconditionally guaranteed without exception or offset under any circumstances, to pay 3M IPC a total of twenty million dollars ($20,000,000) in four (4) equal, non-refundable payments, by wire transfer, as follows:

$5 million within ten (10) days after the Signing Date.

$5 million on the first anniversary of the Closing Date.

$5 million on the second anniversary of the Closing Date.

$5 million on the third anniversary of the Closing Date.

4.2 Milestone Payments. COLEY will pay 3M IPC the indicated milestone payments within 10 days upon achievement by COLEY of each of the following milestone events. For avoidance of doubt, each milestone payment shall be payable only one time.

Milestone Event	Milestone Payment
First acceptance for filing by a regulatory agency of an application for marketing approval of a Product by the U.S. FDA, EU EMEA, or equivalent agency in UK, France, Germany, Italy, or Spain.	[***]

First approval of an application for marketing approval for a Product by the U.S. FDA, EU EMEA, or equivalent agency in UK, France, Germany, Italy, or Spain.	[***]

4.3 Royalty Payments. COLEY shall pay 3M IPC, or a designated Affiliate, a nonrefundable royalty of [***] of Net Sales of any and all Products during the applicable Royalty Term. Such royalty shall be payable on Net Sales of each Product for the longer of (i)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ten (10) years from the First Commercial Sale of such Product in a Major Market Country or (ii) until the expiration or termination of the last Existing Claim within the Assigned Patent Rights or Licensed Patent Rights that claims the manufacture, use or sale of such Product in a country, or the importation of such Product into a country (such period is the “Royalty Term”). For avoidance of doubt, the Royalty Term for each Product shall be determined on a Product-by-Product and country-by-country basis.

4.3.1 Combination Products. In the event that a Product is sold in combination with another product or active component for a single price, Net Sales from sales of such combination product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Net Sales of such combination product by the fraction A/(A+B), where A is the average per unit Net Sales of the Product sold separately in the country of sale and B is the average per unit Net Sales of the other product(s) or component(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such combination products, shall be a reasonable apportionment of the gross amount invoiced therefore based upon the relative contribution of the Product to the price of the combination product. Such apportionment shall be negotiated in good faith between the parties and, if they are unable to agree, resolved in accordance with the dispute resolution mechanism in Section 10.7.

4.4 License Income. COLEY shall also pay 3M IPC [***] of any non-royalty license income that COLEY receives during each calendar quarter in connection with the grant of licenses or sublicenses by COLEY of rights in the Assigned Patent Rights, and Licensed Patent Rights. For these purposes, “non-royalty license income” means and includes upfront payments and milestone payments received in connection with such licenses and sublicenses but does not include royalties (that is, payments made in connection with the sale of products) received from such licensees or sublicensees, amounts paid to reimburse COLEY for actual development costs, or amounts paid for other assets unrelated to the Purchased Assets or Licensed Patent Rights sold by COLEY, or reimbursing the cost of services provided by COLEY, to such licensees or sublicensees in connection with the grant of such licenses or sublicenses. In addition to the foregoing, COLEY shall pay to 3M IPC twenty percent (20%) of all royalties received by COLEY during each calendar quarter from such licensees and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

sublicensees on account of sales by such licensees and sublicensees of Licensed Products. 3M IPC shall be deemed a third party beneficiary with the right to take direct action against any COLEY licensees or sublicensees to enforce payment obligations should COLEY fail to do so after notice from 3M IPC.

4.5 Royalty and License Income Payments. Other than as provided in the “Net Sales” definition above, COLEY shall pay the royalties and license income payments due hereunder in US Dollars, not later than sixty (60) days following the end of each calendar quarter in which the payments accrue. Each payment shall be accompanied by a report identifying the unit volume and royalty due for the subject Products, or the basis for non-royalty income, as the case may be. Whenever a conversion from one currency to another is involved, the exchange rate shall be as reported in the Wall Street Journal on the last business day of the period for which the payment or report applies. Late payments shall accrue a late fee at a rate of 1% per month. Payments shall be made via wire transfer to the following:

Wells Fargo Bank NA

420 Montgomery Street

San Francisco, CA 94104-1298

ABA Number: 121000248

Beneficiary: 3M Company

Account Number: 0000030103

Re: “COLEY IRM Agreement”

or to such other address as 3M or 3M IPC may from time to time designate.

All payments required to be made by COLEY under this Agreement shall be made without set-off and free and clear of and without deduction or withholding for or on account of, any taxes, duties, imposts, fees or charges, except as withholding which may be required under applicable law. COLEY shall furnish 3M or 3M IPC with proof of such withholdings, and shall provide a certificate or other documentary evidence to assist 3M or 3M IPC to submit a claim for a refund or a foreign tax credit with respect to any withheld taxes. The Parties will co-operate under the provisions of any applicable taxation treaty or under any other applicable law, in order to assist 3M or 3M IPC in obtaining such payments without any deduction or withholding.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.6 Right to Audit. 3M IPC may inspect and audit the records of COLEY in connection with royalty and non-royalty payments due through an independent certified public accounting firm of its own selection and reasonably acceptable to COLEY. COLEY shall provide such accountants with access to the records during reasonable business hours, to check, at 3M IPC’s expense, the payments due hereunder. Such access shall be provided only one time for any particular period and need not be given to any such set of records more often than once each year nor more than three years after the date of any report to be audited. The accountants shall report to 3M IPC only the information set forth above. 3M IPC shall give COLEY written notice of its election to inspect and audit the records related to the royalty due hereunder not less than 30 days prior to the proposed date of review of the records by the independent certified public accounting firm. COLEY shall maintain sufficient records to permit the inspection and auditing permitted hereunder for three years after the date of each respective reporting period. COLEY shall prepare its records and reports according to generally accepted accounting principles.

4.6.1 Inaccurate Payments. In the event that an audit under Section 4.6 reveals an underpayment by COLEY, COLEY shall within two months of its receipt of the accounting firm’s audit report, pay the amount due in excess of the amount actually paid. In the event that an audit under Section 4.6 reveals an underpayment by COLEY of more than 10% of the amount due for the period under audit, COLEY shall, in addition to interest on the late paid amount, pay for 3M IPC’s reasonable costs in conducting the audit.

4.7 Taxes and Fees. COLEY shall pay all value added tax, sales, use, transfer taxes, stamp duties, registration taxes and fees, and all other taxes, duties, fees and levies equivalent in nature or effect other than capital gains and income taxes, whether imposed by federal, state, local or foreign taxing or other authorities, and all recording fees, conveyance fees and other governmental fees and charges associated with the transfer of Purchased Assets hereunder, if any, including but not limited to all fees imposed by any regulatory authority. COLEY and/or COLEY Affiliates shall reimburse 3M, 3M IPC and its Affiliates fully for any such taxes, duties, levies, or fees that are paid by 3M, 3M IPC or any of its Affiliates to any such taxing authorities, government agency or regulatory authority after the Signing Date at 3M’s request.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.8 General Diligence. COLEY shall use commercially reasonable efforts to develop and commercialize, itself or via licensees, the Purchased Assets. Such efforts shall include an ongoing program to develop at least one compound and one backup compound leveraging COLEY’s existing research and development expertise and resources, as well as COLEY’s established and anticipated strategic partnerships, aimed at developing and commercializing Products. In the event COLEY (i) makes a decision that it will discontinue or suspend such commercially reasonable efforts, or (ii) subject to the notice and cure provisions set forth in Section 9.2, otherwise fails to use such commercially reasonable efforts, COLEY shall promptly notify 3M IPC of such decision or failure, in which event all licenses granted by 3M IPC hereunder shall terminate and COLEY shall and hereby does transfer back to 3M and 3M IPC any remaining rights in the Purchased Assets.

4.9 [***]

ARTICLE 5. PATENT PROSECUTION AND ENFORCEMENT

5.1 Responsibility for Assigned Patent Rights. COLEY shall have the sole right to prepare, file, prosecute, defend, maintain, and enforce the Assigned Patent Rights at its sole discretion and expense. Provided, however, in the event COLEY elects to abandon or fails to maintain, defend or enforce a patent or application in the Assigned Patent Rights, it shall notify 3M IPC in writing at least 30 days in advance of any loss of rights or decision not to enforce, in which case 3M IPC shall have the right upon request to assume responsibility for such patent or application and have the subject patent(s) assigned to 3M IPC, upon which such patent or application shall become one of the Licensed Patent Rights. However, in the event that COLEY reasonably decides that the abandonment or failure to maintain, defend or enforce a Patent Right within the Assigned Patent Rights will avoid a greater liability or will preserve or achieve a greater commercial advantage other than avoiding payments hereunder, then 3M IPC shall have no right to assume responsibility for or perform such activities.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

5.2 Enforcement of Assigned Patent Rights. COLEY and 3M IPC shall each provide prompt written notice to the other Party of any alleged infringement by a Third Party of Assigned Patent Rights. COLEY shall have the right, but not the obligation, to institute and control, at its expense, any action against Third Party infringement of the Assigned Patent Rights in the Field. 3M shall provide reasonable cooperation in enforcing the Assigned Patent Rights at Coley’s request and expense, and shall, if required, be joined as a necessary party to such action. Coley shall be entitled to retain all proceeds of such action, subject to payments due under Section 4.4, and shall indemnify 3M and 3M IPC for any and all liability of any kind relating to such enforcement.

5.3 No Obligation to Enforce or Maintain Licensed Patent Rights. Notwithstanding the grant of exclusive licenses under Section 3.1 above, 3M and 3M IPC shall have the right but not the obligation, and COLEY shall have no right, to enforce the Licensed Patent Rights against Third Parties. All such enforcement, and prosecution, maintenance, and defense, of Licensed Patent rights shall be at 3M IPC’s sole discretion and expense. If 3M IPC elects not to continue the prosecution or maintenance of Licensed Patent Rights, 3M IPC shall so notify COLEY in writing at least 30 days in advance of any loss of rights, in which case Coley shall have the right upon request to assume responsibility for such patent or application and have subject patent or application assigned to Coley, upon which such patent or application shall become one of the Assigned Patent Rights. However, in the event that 3M IPC reasonably decides that the abandonment or failure to maintain, or defend any Patent Rights within the Licensed Patent Rights will avoid a greater liability or will preserve or achieve a greater commercial advantage, for example due to another commercial relationship or licensee relating to such Patent Rights, then COLEY shall have no right to assume responsibility for or receive assignment of such Patent Rights.

ARTICLE 6. CONFIDENTIAL INFORMATION

6.1 Obligations. Each Party agrees not to disclose to Third Parties or use Confidential Information (as hereinafter defined) furnished by another Party for any purpose other than for purposes of performing under this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Each Party will treat Confidential Information furnished by the other Party with the same degree of care as if it were its own confidential proprietary information and, except as required for purposes of performing or exercising its rights under this Agreement, will not disclose such information to any Third Party, other than its employees, agents or consultants who have a need to know the information for such purpose and who have agreed, or who are informed of and agree, to be bound by and comply with all of the provisions of this Article, without the prior written consent of the Party who furnished such information, except to the extent that such Confidential Information is required to be disclosed for the purpose of complying with law or government regulations. The receiving Party shall undertake to have any and all employees, agents and consultants observe the obligations of this Section and shall be responsible for any failure of any of them to do so.

“Confidential Information” refers to all technical and business information including but not limited to regulatory filings, know-how, manufacturing, and testing information, clinical data, marketing plans and studies, patent information, and relevant clinical and regulatory programs, disclosed by one Party to the other under this Agreement, except information which:

i) was known or used by the receiving Party as evidenced by its written records made prior to the time of receipt hereunder;

ii) either before or after the time of disclosure becomes known to the public other than by an unauthorized act or omission of the receiving Party or its employees, agents or consultants;

iii) was lawfully disclosed to the receiving Party by a Third Party having the right to disclose said Confidential Information; or

iv) was information developed by the receiving Party independently from the Confidential Information provided by the other Party hereto as evidenced by the receiving Party’s written records.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Except for uses and disclosures reasonably required or permitted in connection with this Agreement, 3M shall treat the Purchased Assets as COLEY Confidential Information (subject to any rights retained by or licensed back to 3M or 3M IPC) and COLEY shall treat the Know-How and Licensed Patent Rights as Confidential Information of 3M for all purposes outside the Field.

6.2 Right to Disclose in Hearings and Proceedings. The parties shall maintain, however, the right to disclose such Confidential Information in judicial or administrative hearings or proceedings to the extent necessary. If one Party finds it necessary to disclose any such Confidential Information in any such judicial or administrative hearing or proceeding, the disclosing Party shall provide prompt written notice to the other Party in advance of such disclosure and shall cooperate with any efforts of the other Party to disclose such Confidential Information “in camera” or on some other protected non-public basis.

6.3 Duration. Except as otherwise expressly provided herein, each Party’s obligations under this Article shall survive for 5 years after the termination or expiration of this Agreement, but in any event shall not expire earlier than January 1, 2022.

6.4 Applicability of Previous CDAs. All Confidential Information exchanged between the Parties in the confidential disclosure agreements previously executed by and between 3M and COLEY relating to the subject matter of this Agreement shall continue to be treated as Confidential Information under this Agreement. This Agreement shall supplement such previous agreements to the extent the provisions of this Agreement extend or enlarge any term of any previous agreement.

6.5 Disclosure of Agreement. Neither this Agreement nor its terms shall by disclosed by a Party except as required by law or government regulation to prospective permitted assignees of the Agreement under Section 10.4, or by 3M and 3M IPC, with financial terms redacted, to existing or prospective Third Party licensees and/or acquirers of rights to other 3M IRM technology for the sole purpose of allowing such Third Party to conduct due diligence regarding possible restrictions under, and compatibility of rights with, this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 7. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

7.1 General Representations. Each Party represents and warrants that (a) it is a duly organized corporation in good standing and has power and authority to perform its obligations under this Agreement including the right, power and authority to grant the licenses granted herein, (b) the execution and performance of this Agreement has been duly authorized by all requisite corporate action, (c) the execution and performance of this Agreement and compliance with its terms does not and will not violate any applicable law or regulation (d) this Agreement does not conflict with or violate or result in a breach or default under any agreement with a Third Party, and (e) this Agreement does not conflict with or violate any order, writ, injunction or decree of any court or governmental authority.

7.2 3M Warranties. 3M and 3M IPC hereby represent and warrant that, except as disclosed in Schedule G or otherwise known to COLEY, as of the Closing Date:

7.2.1 3M, 3M IPC, and/or a 3M Affiliate owns all right, title and interest in and to the Purchased Assets and on the Closing Date will convey, rights to and ownership of, the Purchased Assets to COLEY, free and clear of any and all liens and encumbrances.

7.2.2 To the actual knowledge of 3M, 3M IPC and/or a 3M Affiliate, through the Office of Intellectual Property Counsel, there have been no undisclosed claims made in writing by Third Parties received by and against 3M asserting the invalidity, abuse, misuse, misappropriation, or unenforceability of any of the Purchased Assets.

7.2.3 To the actual knowledge of 3M IPC through it Office of Intellectual Property Counsel, the 3M Compounds (i.e., the molecules as opposed to uses and formulations thereof), the [***] (as they exist on the Closing Date) [***], and the [***] (as it exists on the Closing Date) [***], do not infringe upon the valid patent rights of any Third Party or constitute misappropriation of any know-how rights of a Third Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

7.2.4 3M and 3M IPC have assigned and/or granted to COLEY under Section 3.5 all patent rights owned or controlled by 3M and 3M IPC covering the 3M Compounds, the [***] (as they exist on the Closing Date) [***][***], and the [***] (as it exists on the Closing Date) [***].

7.2.5 Any claim for breach of the representations and warranties in Sections 7.1 or 7.2 must be made within 3 years of the Closing Date by providing written notice before such time detailing the facts and allegations relating to such breach.

7.2.6 3M and its Affiliates have not knowingly and willfully failed to disclose any materially adverse information regarding the safety and efficacy of the 3M Compounds [***].

7.3 COLEY Warranty. COLEY hereby represents and warrants COLEY has, or will obtain, cash and/or access to funding sources sufficient to enable it to consummate the transactions and undertake the obligations contemplated by this Agreement.

7.4 Disclaimers. 3M and 3M IPC have made available to COLEY and its representatives information and records relating to Purchased Assets and provides the Purchased Assets, licenses, and any technical or other assistance or cooperation on an “AS IS” basis. It is understood and agreed by the Parties that no representation or warranty, express or implied, has been made by 3M, 3M IPC or their Affiliates or agents regarding the accuracy or completeness of any such information or records. Accordingly, other than as specifically set forth in Sections 7.1 or 7.2, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY 3M, 3M IPC, OR ANY 3M AFFILIATE WITH RESPECT TO PURCHASED ASSETS, SAFETY OR TOXICITY OF 3M IRM COMPOUNDS, LICENSES, SUCCESS OF THE PURCHASED ASSETS OR ANY RELATED PRODUCT CLINICALLY OR IN THE MARKETPLACE, OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF COURSE OF

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF FREEDOM FROM INFRINGEMENT, OR REGARDING THE VALIDITY, SCOPE, OR ENFORCEABILITY OF ANY PATENT OR KNOW-HOW ASSIGNED OR LICENSED UNDER THIS AGREEMENT.

7.5 Acknowledgment. COLEY HEREBY ACKNOWLEDGES THAT IT HAS EXPERIENCE IN THE OPERATION OF PHARMACEUTICAL DEVELOPMENT, MANUFACTURING, DISTRIBUTION AND SALES, HAS INDEPENDENTLY EVALUATED AND CONDUCTED THOROUGH DUE DILIGENCE WITH RESPECT TO THE PURCHASED ASSETS, KNOW-HOW, AND EXCLUDED PATENT RIGHTS (INCLUDING ASSESSING THE ADEQUACY OF KNOW-HOW AND PATENT RIGHTS), AND HAS BEEN REPRESENTED BY, AND HAD THE ASSISTANCE OF, COUNSEL INCLUDING INTELLECTUAL PROPERTY COUNSEL IN THE CONDUCT OF SUCH DUE DILIGENCE, THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 8. INDEMNIFICATION AND LIMITATION OF REMEDIES

8.1 3M Indemnification. 3M shall defend, indemnify and hold harmless, COLEY and its Affiliates, directors, officers and shareholders, harmless against and with respect to any and all Third Party claims, losses, injuries, damages, deficiencies, liabilities, obligations, assessments, judgments, costs and expenses, including (except as otherwise expressly provided in this Agreement) costs and expenses of litigation and reasonable attorneys’ fees to the extent caused by or arising out of: (i) any material breach of any representation or warranty of 3M contained in Sections 7.1 or 7.2 of this Agreement, (ii) any claim by a Third Party for damages of any kind by or relating to Purchased Assets, or 3M’s, its Affiliates or licensees use thereof, and (iii) the exercise of the grantback license in Section 3.6 by 3M or any Third Party, to the extent such damages under (i) – (iii) were incurred prior to the Closing Date.

8.2 COLEY Indemnification. COLEY shall defend, indemnify and hold 3M, 3M IPC, their Affiliates, directors, officers and shareholders harmless against and with respect to any and all Third Party claims, losses, injuries, damages, deficiencies, liabilities, obligations, assessments, judgments, costs and expenses, including (except as otherwise expressly provided in this Agreement) costs and expenses of litigation and reasonable attorneys’ fees to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

the extent caused by any material breach of any representation or warranty of COLEY contained in Sections 7.1 or 7.3 of this Agreement, and any claim by a Third Party for damages of any kind by or relating to COLEY’s or its Affiliates’ or licensees’, development, use, testing, manufacturing, sale, marketing, licensing or enforcement of, or any Product relating to, the Purchased Assets, arising on or after the Closing Date.

8.3 Limitation of Liability. In no event shall a Party be liable to any other Party for any indirect, incidental, special, punitive or consequential damages in any way related to this Agreement or the performance or non-performance of this Agreement, under any theory of law or equity, including but not limited to, contract, tort or strict liability.

ARTICLE 9. TERM AND TERMINATION

9.1 Term of Agreement. The term of this Agreement shall commence upon the Closing Date and continue until the later of (i) expiration of all Patent Rights licensed or assigned under this Agreement, or (ii) COLEY’s obligations to make payments under Article 4 , unless terminated earlier pursuant to Section 9.2.

9.2 Material Breach. Upon material breach by a Party in the performance of any material obligation or warranty in this Agreement that results in significant harm, or potential harm, to another Party, the non-breaching Party may give notice in writing to the Party in breach, and the breaching Party shall have 90 days thereafter to cure the breach. If the breaching Party does not cure or institute measures to substantially cure such breach within the 90 days, the non-breaching Party shall have the right to terminate. In the event of termination by 3M for material breach by COLEY, all licenses from 3M IPC shall terminate and COLEY shall upon request assign, and if such breach is a failure to pay any of the annual $5 million payments under Section 4.1 Coley hereby does assign, to 3M and 3M IPC all rights to the Assigned Patent Rights, Regulatory Filings, and Assigned Agreements.

9.3 Disputed Breach. If COLEY disputes in good faith the existence or materiality of a breach specified in a notice provided by 3M pursuant to Section 9.2 other than breach for failure to make the payments under Section 4.1, and COLEY provides notice to 3M of such dispute within the applicable 90 day cure period, 3M shall not have the right to terminate this

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Agreement unless and until the existence of such material breach by COLEY has been determined in accordance with Section 10.7 and COLEY fails to cure such breach within sixty (60) days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) business days following such determination). It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

ARTICLE 10. MISCELLANEOUS

10.1 Approvals. In any provision of this Agreement where one Party is required to obtain the consent or approval of the other Party before taking some action, the parties agree that such consent or approval shall not be unreasonably withheld. This Section 10.1 shall apply in all instances, except where the other provision specifically leaves a decision to the sole discretion of a Party.

10.2 Events of Excused Performance. Neither COLEY nor 3M (nor 3M IPC if applicable) shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, labor strike or labor disturbances, sabotage, transportation strike or interference, order or decrees of any court or action of governmental authority or shortages in or an inability to procure materials beyond 3M’s or COLEY’s reasonable control; provided, however, that diligent efforts are made to resume performance as quickly as possible.

10.3 Notices. Except as otherwise provided herein, any notice or other communications sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by express delivery service or certified or registered mail, postage prepaid or by facsimile transmission.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

If to 3M and 3M IPC, to:

Chief Intellectual Property Counsel

3M Office of Intellectual Property Counsel

3M Center, Bldg. 220-10W

St. Paul, Minnesota 55144-1000

Fax Number: 651-736-3833

If to COLEY, to:

Coley Pharmaceutical Group, Inc.

93 Worcester Street, Suite 101

Wellesley, MA 02481, U.S.A.

Attention: President and CEO

Facsimile: 1-781-431-6403

with a copy to:

Coley Pharmaceutical Group, Inc.

93 Worcester Street, Suite 101

Wellesley, MA 02481, U.S.A.

Attention: Senior Vice President and General Counsel

Facsimile: 1-781-431-6403

or to such address as a Party shall hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date of delivery to the Party.

10.4 Assignability. This Agreement and the rights hereunder shall be assignable by a Party at its sole discretion provided any assignee thereof is in good financial standing and confirms in writing to the other Party its intent to accept and comply in good faith with all the terms of this Agreement.

10.5 Waiver. The failure of any Party at any time to require performance by the other Party of any provision of this Agreement shall not affect the right of such aggrieved Party to require future performance of that provision, and any waiver by any Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.6 Relationship of Parties. Nothing contained in this Agreement shall create a partnership or joint venture between the Parties, and the Parties shall be considered independent contractors. Except as specifically provided herein, neither of the Parties shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. No employees or agents of a Party shall be deemed employees or agents of the other Party.

10.7 Dispute Resolution. All disputes between the Parties relating to this Agreement shall be resolved in the following order of preference: (i) by good faith negotiations between representatives of 3M, 3M IPC and COLEY who have authority to fully and finally resolve the dispute; (ii) in the event such representatives are unable to resolve such dispute within a thirty (30) day period, either Party may invoke the provisions of this Section 10.7. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, including any question regarding this Agreement’s existence, termination or validity, shall be referred to and finally settled by binding arbitration, in accordance with the rules of the American Arbitration Association in force on the date the demand for arbitration is filed. The demand for arbitration may be filed by either Party within a reasonable time after the controversy or claim has arisen, but no later than after the date upon which institution of legal proceedings shall be barred by the applicable statute of limitations. There shall be three (3) arbitrators, each Party to designate one arbitrator and the two Party-designated arbitrators to select the third arbitrator. The Party initiating recourse to arbitration shall include in its notice of arbitration its appointment of an arbitrator. The place of arbitration shall be Delaware. The language to be used in the arbitral proceedings shall be English. Any determination by such arbitration shall be final and conclusively binding, and shall not include any damages expressly prohibited by Section 8.3. Judgment on the arbitral award may be entered in any court having jurisdiction thereof. All costs incurred in connection with such arbitration, including reasonable attorneys’ fees, shall be borne by the Party which incurs the costs; provided that a Party which is determined by the arbitral tribunal to have been in willful default of the provisions of this Agreement shall bear all costs of arbitration. Nothing herein shall preclude either party from seeking injunctive relief to enforce specific performance under the contract or to prevent immediate, irreparable harm to its interests.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.8 Governing Law. This Agreement shall be governed by and construed under Delaware law, notwithstanding any choice of law provision to the contrary.

10.9 Entire Agreement/Interpretation. This Agreement and any previous Confidentiality Agreements signed by the Parties constitute the entire understanding of the Parties hereto and cancels and supersedes all previous agreements between the Parties with respect to the matters contained herein. No modification of this Agreement or terms or conditions hereof shall be binding upon a Party unless approved in writing by an authorized representative of each of the Parties. This Agreement has been prepared jointly and shall not be strictly construed against a Party.

10.10 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible or significantly frustrated and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

10.11 Required Disclosure. If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 9.1, then such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 9.1, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.12 Disclosure of Financial Terms. Each Party shall have the further right to disclose the financial terms of this Agreement under a confidentiality obligation no less stringent than those contained in this Agreement, to any bona fide potential acquirer, merger partner, potential provider of financing and existing stockholder or investor of such Party and their respective advisors.

10.13 SEC Filings. The Parties shall agree in advance with each other on the terms of this Agreement to be redacted in any Securities and Exchange Commission filings; provided, that, each Party shall have the right to comply with any requests of the SEC to include in any such filing previously redacted information.

10.14 Publicity/Use of Names. Except as expressly set forth in this Agreement, no disclosure of the existence, or the terms, including the financial terms, of this Agreement may be made by either Party, in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws. Notwithstanding anything to the contrary in this Section 10.14, the Parties shall have the right to issue a press release with respect to this Agreement following signature which reasonably reflects the overall scope and nature of the transaction. Each Party shall upon request provide reasonable cooperation in reviewing the content of any press release, but the issuing Party is fully responsible for the content of any press release it issues. Either Party may make subsequent public disclosure of the contents of such press release or any subsequent press release without approval of the other Party.

10.15 Headings. The headings of the Articles or Sections of this Agreement are for the convenience of the Parties only and shall not be deemed a substantive part of this Agreement.

10.16 3M Affiliates. 3M shall cause its Affiliates to comply with this Agreement.

10.17 COLEY Affiliates. COLEY shall cause its Affiliates to comply with this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.18 Execution. This Agreement may be executed by counterparts and by facsimile transmission of separately signed signature pages to the other Parties, followed by mail of the originals.

Balance of page intentionally left blank

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, authorized representatives for each of the Parties hereto have caused this Agreement to be duly executed in duplicate as of the date and year above stated.

ACCEPTED AND AGREED TO:

3M COMPANY	COLEY PHARMACEUTICAL GROUP, INC

By: /s/ John Sampson	By: /s/ Robert L. Bratzler

Print Name: John Sampson	Print Name: Robert L. Bratzler

Title: General Manager/Vice President, 3M Pharmaceuticals Division	Title: President and Chief Executive Officer

3M INNOVATIVE PROPERTIES COMPANY

By: /s/ Robert W. Sprague

Print Name: Robert W. Sprague

Title: Secretary

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE A

ASSIGNED AGREEMENTS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE B

ASSIGNED PATENT RIGHTS ASSIGNMENT

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE B-1

ASSIGNED PATENT RIGHTS LIST

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE C

LICENSED PATENT RIGHTS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE D

KNOW-HOW

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE E

REGULATORY FILINGS

Regulatory Filings and Information

IND Numbers

Compound	Indications	IND Number	Availability

[***]	Melanoma, IV	66,797	Transfer to Buyer

[***]	Melanoma, topical	68,761	Transfer to Buyer

EU Development Programs

Compound	Indication	EUDRACT Number	Availability

[***]	Melanoma, IV	2004-003910-41	Transfer to Buyer

Other Information

[***]	Hepatitis C	Pre-IND meeting package	Transfer, pdf only

[***]	Viral Warts	Pre-IND meeting package	Transfer, pdf only

[***]	Allergy/Asthma	Pre-IND meeting package	Transfer, pdf only

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE F

TANGIBLE ASSETS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE G

DISCLOSURE SCHEDULE

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE H

VACCINE ADJUVANT PATENTS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE I

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

39